EXHIBIT 2(b)

                    FORM OF SUPPORT AGREEMENT

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                                                   Execution Copy
                                                         09/07/95


                                                        EXHIBIT C



                        September 7, 1995


HARLEYSVILLE NATIONAL CORPORATION


Gentlemen:

     The undersigned understands that HARLEYSVILLE NATIONAL CORPORATION and its wholly owned subsidiary, THE CITIZENS NATIONAL BANK OF LANSFORD (collectively, "HNC"), is about to enter into an Agreement and Plan of Reorganization (the "Plan of Reorganization") with FARMERS & MERCHANTS BANK (HONESDALE, PA.) ("FMB"), pursuant to which each of the outstanding shares of FMB Common Stock (as defined in the Plan of Reorganization) would be converted into the right to receive shares of HNC Common Stock, as defined and specified in the Plan of Reorganization.

     In order to induce HNC to enter into the proposed transaction, and intending to be legally bound hereby, the undersigned (the "Shareholder") represents and warrants and agrees that at a meeting of shareholders of FMB as contemplated in the Plan of Reorganization, and any adjournment thereof, the Shareholder shall vote, in person or by proxy, or cause to be voted, his or her shares of FMB Common Stock as to which the shareholder has or shares voting power, individually or, to the extent of the Shareholder's proportionate interest, jointly with other persons, as set forth herein and described on Schedule A attached hereto and incorporated herein by reference in its entirety, as well as other shares of FMB Common Stock over which the Shareholder may hereafter acquire beneficial ownership in such capacities (collectively the "Shares") in favor of the Plan of Reorganization and the transactions contemplated thereby, and shall use his or her best efforts to cause the transactions to be effected. The Shareholder further agrees that he or she will use his or her best efforts to cause any other shares of FMB Common Stock over which he or she has or shares voting power to be voted in favor of the Plan of Reorganization and the proposed transaction, unless such shares are beneficially owned by the Shareholder as a trustee or fiduciary.

     The Shareholder further represents, warrants and agrees that until the earlier of (i) consummation of the Plan of Reorganization or (ii) the termination of the Plan of Reorganization in accordance with the terms thereof, the Shareholder will not, directly or indirectly:

          (a) vote any of the Shares in favor of, or cause or permit any of the Shares to be voted in favor of, or solicit, initiate or encourage inquiries or proposals from, or participate in any discussions or negotiations with, or

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                                                   Execution Copy
                                                         09/07/95

HARLEYSVILLE NATIONAL CORPORATION
September 7, 1995
Page 2

provide any information to, any individual, corporation, partnership, or other person, entity or group (other than HNC and its officers, employees, representatives and agents) concerning, any sale of assets, sale of shares of capital stock, merger, consolidation, share exchange, plan of liquidation, reclassification, or similar transactions involving FMB, which would have the effect of any person other than HNC acquiring control over FMB, or any substantial portion of its assets. As used herein, the term "control" means (i) the ability to direct the voting of 20 percent or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (ii) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise; and

          (b) pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber any of the Shares, except by gift, and will not enter into any agreement, arrangement or understanding which would, during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to the transfer or voting of the Shares; except the pledge, hypothecation or grant of security interest in connection with a renewal of an existing loan, the pledge, hypothecation, grant of security interest, or a transfer or other distribution in connection with a bankruptcy proceeding or a court ordered liquidation, or a transfer or other disposition upon the death of the Shareholder under the laws of descent and distribution.

     It is understood and hereby agreed that this Agreement: (i) relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of Shareholder's responsibilities and fiduciary duties as a director or officer of FMB; (ii) shall in all respects be governed by and construed under the laws of Pennsylvania, all rights and remedies being governed by such laws; and (iii) shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that neither party may transfer or assign any of its respective rights or obligations hereunder without the prior written consent of the other party or, if by HNC, in accordance with the Plan of Reorganization.

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